Exhibit 10(ii)
IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLORADO
Judge Christine M. Arguello
Civil Action No. 10-cv-01808-CMA-MEH
(Consolidated with 10-cv-01833-PAB-MEH, 10-cv-01846-MSK-KMT, and
10-cv-01852-MSK-MJW)
MORTON FINKEL,
JEFFREY P. FEINMAN, and
JEFFREY VEIGEL, Individually
and on Behalf of All Others Similarly Situated,
Plaintiffs,
v.
AMERICAN OIL & GAS, INC., a Nevada Corporation,
PATRICK D. O’BRIEN,
ANDREW P. CALERICH,
JON R. WHITNEY,
NICK DEMARE,
C. SCOTT HOBBS,
HESS CORPORATION, a Delaware Corporation, and
HESS INVESTMENT CORP., a Nevada Corporation,
Defendants.
STIPULATION AND AGREEMENT OF SETTLEMENT AND RELEASE
This Stipulation and Agreement of Settlement and Release dated as of November 12, 2010 (the “Settlement Agreement”), is made and entered into in the above-captioned consolidated action (the “Action”) by Plaintiffs (defined below), by and through their undersigned counsel, and Defendants (defined below), by and through their undersigned counsel (Plaintiffs and Defendants, collectively, the “Parties”), and is made pursuant to Rule 23 of the Federal Rules of Civil Procedure and subject to the approval of this Court (defined below). This Settlement Agreement is intended to fully, finally and forever resolve, discharge, release and settle the Action, and the Settled and Released Claims (defined below), upon and subject to the terms and conditions hereof.

WHEREAS, the Parties state the following:
I. BACKGROUND
A. The Merger Agreement
1. On or about July 27, 2010, Defendant American Oil & Gas, Inc. (“American”) publicly announced that it had entered into a definitive merger agreement (the “Merger Agreement”) for Defendant Hess Corporation (“Hess”) to acquire all of the outstanding shares of American common stock in a stock-for-stock transaction in which each share of American common stock will receive 0.1373 shares of Hess common stock (the “Proposed Merger”).
B. The Consolidated Colorado Federal Action
2. On or about July 30, 2010, Plaintiff Morton Finkel commenced a putative class action in this Court challenging the Proposed Merger and alleging claims of (i) breaches of fiduciary duties against Andrew Calerich, Patrick O’Brien, Jon Whitney, Nick DeMare, and C. Scott Hobbs (the “Individual Defendants”), and (ii) aiding and abetting such breaches of fiduciary duty against American, Hess, and Hess Investment Corp. (the “Finkel Action”).
3. On or about August 2, 2010, Plaintiff Edgar Cobb filed a complaint in this Court captioned Cobb v. American Oil & Gas, Inc., et al., a putative stockholder class action alleging the same claims of breach of fiduciary duties and aiding and abetting arising out of the Proposed Merger (the “Cobb Action”).

4. On or about August 3, 2010, Plaintiff Jeffrey P. Feinman filed a complaint in this Court captioned Feinman v. American Oil & Gas, Inc., et al., a putative stockholder class action alleging the same claims of breach of fiduciary duties and aiding and abetting arising out of the Proposed Merger (the “Feinman Action”).
5. On or about August 3, 2010, Plaintiff Jeffrey Veigel filed a complaint in this Court captioned Veigel v. American Oil & Gas, Inc., et al., a putative stockholder class action alleging the same claims of breach of fiduciary duties and aiding and abetting arising out of the Proposed Merger (the “Veigel Action”).
6. On or about August 20, 2010, Plaintiffs Morton Finkel, Jeffrey P. Feinman, and Jeffrey Veigel filed a Motion for Consolidation of Related Actions and Appointment of Plaintiffs’ Lead & Liaison Counsel to consolidate the Finkel, Veigel, Feinman, and Cobb Actions (the “Motion to Consolidate”).
7. On or about September 10, 2010, Plaintiff Finkel moved this Court to enter an order pursuant to Fed. R. Civ. P. 26(d) for expedited discovery and the issues presented in the motion were resolved by the discovery stipulation (the “Expedited Discovery Stipulation”), filed on or about September 15, 2010 and entered as an Order by this Court on or about September 20, 2010. Identical motions to expedite were filed in the Veigel and Feinman Actions, and those motions were also resolved by the entry of an Expedited Discovery Stipulation.

8. On or about October 5, 2010, the Court granted the Motion to Consolidate the Finkel, Cobb, Feinman, and Veigel Actions under Finkel v. American Oil & Gas, Inc. (the “Consolidated Colorado Federal Action”).
9. On or about October 15, 2010, Plaintiffs Morton Finkel, Edgar Cobb, Jeffrey P. Feinman, and Jeffrey Veigel filed a Motion for a Preliminary Injunction seeking to enjoin the Proposed Merger (the “Preliminary Injunction Motion”).
10. On or about October 29, 2010, Plaintiffs Morton Finkel, Jeffrey P. Feinman, and Jeffrey Veigel filed Plaintiffs’ Consolidated Complaint in the Action (the “Consolidated Complaint”). The Cobb Action was dismissed without prejudice.
11. In the Consolidated Complaint, Plaintiffs allege, inter alia, that the Individual Defendants breached their fiduciary duties in connection with the Proposed Merger by purportedly failing (i) to disclose material information in connection with the Proposed Merger and (ii) to obtain adequate consideration for American’s shareholders, and that American, Hess, and Hess Investment Corp. aided and abetted such breaches of fiduciary duties.
C. The Related Actions
12. In July and August 2010, certain putative class actions identified below were filed in Colorado state court and Nevada state court challenging the Proposed Merger and alleging the same claims of breach of fiduciary duties and aiding and abetting against the same Defendants based on essentially the same facts and seeking essentially the same relief (collectively, the “Related Actions”):
(i)
Richard Buckman, Individually and on Behalf of All Others Similarly Situated v. American Oil & Gas, et al., Case No. 10 DC 00322, filed in the First Judicial District Court of the State of Nevada in and for Carson City (the “Buckman Action”);

(ii)
Joseph Luvara, Individually and on Behalf of All Others Similarly Situated v. American Oil & Gas, et al., Case No. 10-DC-0032-1B, filed in the First Judicial District Court of the State of Nevada in and for Carson City (the Luvara Action”);

(iii)
Michael Kunaman, Individually and on Behalf of All Others Similarly Situated v. American Oil & Gas, et al., Case No. 10 CV 002484, filed in the Second Judicial District Court of the State of Nevada in and for the county of Washoe (the “Kunaman Action”), and

(iv)
Jeffrey Veigel, Individually and on Behalf of All Others Similarly Situated v. American Oil & Gas, et al., 1:10-CV-01852-MSK, filed in the District Court of the State of Colorado For the City and County of Denver (the “Veigel State Action”).

13. The plaintiffs in the Related Actions (the “Related Plaintiffs”) are also represented by the undersigned Plaintiffs’ Counsel, and such Related Plaintiffs join in this Settlement by and through their undersigned counsel.
14. Following removal of the Buckman and Luvara Actions to Nevada federal court, on or about August 26, 2010, Defendants moved pursuant to Federal Rule of Civil Procedure 42 and 28 U.S.C. § 1414(a) to consolidate and transfer the Buckman, and Luvara to this Court (the “Transfer Motion”). The plaintiffs in such actions have contested removal and transfer, and the Transfer Motion is pending.
D. Expedited Discovery Proceedings
15. Defendants offered to provide the document and deposition discovery provided under the Expedited Discovery Stipulation to counsel for all parties in pending litigations challenging the Proposed Merger.

16. Plaintiffs have participated in the expedited discovery, which included the production by Defendants of over 30,000 pages of documents and eight (8) depositions, including the depositions of certain of the Individual Defendants, a Hess representative, and a representative from Tudor, Pickering, & Holt Co. Securities, Inc., which rendered a fairness opinion to American in connection with the Proposed Merger.
E. The Proxy Statement
17. On or about August 23, 2010, Hess filed a preliminary proxy statement (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) setting forth information about the Proposed Merger.
18. On or about October 1, 2010, Hess filed an amended preliminary proxy statement (the “Amended Preliminary Proxy Statement”).
F. Settlement Discussions
19. Following the investigation and review of the Preliminary Proxy Statement and the Amended Preliminary Proxy Statement, public filings by Hess and American, analyst and media reports, and the document and deposition discovery conducted under the Expedited Discovery Stipulation, Plaintiffs, Defendants, and their respective counsel participated in arm’s length settlement negotiations and have reached an agreement in principle providing for the settlement of the Action, subject to Court approval.
20. Defendants deny all of Plaintiffs’ substantive allegations, including that they committed or attempted to commit any violation of law or breach of duty, including breach of any fiduciary duty owed to American’s shareholders, aided and abetted any breach of fiduciary duty, or otherwise have acted in any improper manner.

21. Defendants also maintain substantive defenses to the claims in the Action, including but not limited to the following: (i) Plaintiffs fail to state a claim upon which relief can be granted; (ii) the conduct challenged by Plaintiffs’ allegations is subject to the procedural and substantive protections of the business judgment rule; (ii) the Individual Defendants are shielded from liability for breaches of the duty of care by Nevada Revised Statute § 78.7502, which provides that directors and officers of Nevada corporations shall be indemnified if they “[a]cted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation;” (iii) Plaintiffs have not suffered any loss, damage, or injury as a result of any purported act or omission by any of the Defendants; (iv) Plaintiffs’ claims are barred by waiver, acquiescence, and/or estoppel; (v) Plaintiffs’ claims are barred, in whole or in part, by the doctrine of laches; and (vi) under Nevada law a corporation itself owes no fiduciary duties to the Plaintiffs.
22. All Parties recognize and acknowledge the very substantial time and expense that would be incurred by further litigation in this Action and the uncertainties inherent in any such litigation.

23. After weighing the costs, risks, and delay associated with continuing litigation against the benefits of the Settlement as reflected in the Settlement Agreement, Plaintiffs’ Counsel believes that the Settlement at this time, and as provided in this Settlement Agreement is fair, reasonable, and adequate resolution of the Action and in the best interests of Plaintiffs and the Settlement Class Members (defined below). Defendants’ Counsel believes that the Settlement is in the best interests of Defendants because the Settlement would (i) eliminate the burden and expense of further litigation, (ii) put the Settled and Released Claims (as defined below) to rest, finally and forever, without in any way acknowledging wrongdoing, fault, liability, or damage to the Plaintiffs or the Settlement Class (as defined below), and (iii) permit the Proposed Merger to close without risk of injunctive or other relief.
NOW, THEREFORE, THE PARTIES AGREE TO SETTLE THIS ACTION AND THE SETTLED AND RELEASED CLAIMS (SUBJECT TO APPROVAL OF THE COURT) ON THE FOLLOWING TERMS:
II. DEFINITIONS
24. The following terms, as used in this Settlement Agreement, shall have the following meanings:
a. “Attorneys’ Fees and Expenses Award” means the amount of attorneys’ fees and expenses awarded, if any, not to exceed $850,000, by the Court to Plaintiffs’ Counsel and/or to any counsel for a Settlement Class Member (defined below) pursuant to Section VII of this Settlement Agreement.
b. “Consolidated Complaint” means the Consolidated Complaint filed by Plaintiffs Morton Finkel, Jeffrey P. Feinman, and Jeffrey Veigel on or about October 29, 2010.
c. “Court” means this United States District Court for the District of Colorado.

d. “Defendants” means, individually and collectively, American, Hess, Hess Investment Corp., Andrew Calerich, Patrick O’Brien, Jon Whitney, Nick DeMare, C. Scott Hobbs, and Joseph B. Feiten.
e. “Defendants’ Counsel” means the law firms of White & Case LLP and Patton Boggs LLP.
f. “Effective Date” means the date upon which all of the conditions set forth in paragraph 63 below shall have been satisfied.
g. “Final Court Approval” means entry by the Court of the Final Judgment and Order (defined below), and the expiration of the time to appeal or seek reargument, certification, certiorari or other review with respect to such Final Judgment and Order, or, if any appeal, reargument, writ of certiorari or other review is filed and not dismissed, after such Final Judgment and Order is upheld in all material respects and is no longer subject to appeal, reargument, certiorari or other review, or, in the event the Court enters an order and final judgment in a form other than provided above (the “Alternative Judgment”) and none of the Parties hereto elects to terminate this Settlement, the date such Alternative Judgment becomes final and no longer subject to appeal, reargument, certification, certiorari or other review.
h. “Final Judgment and Order” means the proposed Final Judgment and Order Approving Class Action Settlement in the form of Exhibit D or materially in the form of Exhibit D attached hereto or as modified pursuant to agreement of the Parties.

i. “Individual Defendants” means Andrew Calerich, Patrick O’Brien, Jon Whitney, Nick DeMare, C. Scott Hobbs, and Joseph B. Feiten.
j. “Interest Rate” means interest calculated on a simple interest basis based upon the 90-day Treasury bill rate on the first (1st) day of each month.
k. “Notice” means the Notice of Pendency and Proposed Settlement of Class Action that is to be sent to Settlement Class Members substantially in the form of Exhibit C (attached hereto) or as modified pursuant to agreement of the Parties or order of the Court.
l. “Parties” means Plaintiffs and the Defendants, and, where applicable, their respective counsel.
m. “Person” means any individual, corporation, partnership, limited liability company, association, affiliate, joint stock company, estate, trust, unincorporated association, governmental entity and any political subdivision thereof, or any type of business, personal, political or legal entity.
n. “Plaintiffs” means Morton Finkel, Jeffrey P. Feinman, and Jeffrey Veigel.
o. “Plaintiffs’ Counsel” means the law firms of Bragar Wexler Eagel & Squire, PC, Harwood Feffer LLP, Pomerantz Haudek Grossman & Gross LLP, Robbins Gellar Rudman & Dowd, LLP, and Dyer & Berens LLP.
p. “Preliminary Approval Order” means the order preliminarily approving the class action settlement, directing notice thereof, and setting a date for the Settlement Hearing substantially in the form of Exhibit B (attached hereto) or as modified pursuant to agreement of the Parties or order of the Court.

q. “Related Plaintiffs” means the named plaintiffs in the Related Actions, Richard Buckman, Joseph V. Luvara, and Michael Kunaman.
r. “Release” means the release set forth in Section III of this Settlement Agreement.
s. “Releasees” means each Defendant named in the Action and the Related Actions, and each of their past, present or future families, parents, affiliates, subsidiaries, officers, directors, shareholders, members, trustees, partners, principals, employees, control persons, predecessors, successors, and agents, including, without limitation, any of their investment bankers, lenders, accountants, financial advisors, consultants, advisors, insurers, reinsurers, and attorneys.
t. “Releasors” means Plaintiffs, the Related Plaintiffs, and the Settlement Class on behalf of themselves, their heirs, executors, administrators, successors, and assigns, and any person they represent.

u. “Settled and Released Claims” means any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, controversies, damages, judgments, extents, executions, liabilities, attorneys’ fees and expenses (excluding the Attorneys’ Fees and Expenses Award defined herein), claims and demands whatsoever, in law, admiralty or equity, whether known claims or Unknown Claims (as defined herein), whether based on acts or omissions, whether arising under federal, state, local, statutory and/or common law and/or any other law, rule or regulation (including, without limitation, the federal securities laws), that have been or could have been asserted, either directly, derivatively or otherwise, in any forum by the Releasors, and/or any of them, against any of the Releasees, that arise out of, are based upon, are in connection with and/or are related in any way, directly or indirectly, to the allegations, transactions, acts, omissions, occurrences, representations, misrepresentations, and/or any other matter, thing or cause whatsoever, or any series thereof, involved, set forth, and/or related to the Complaints and/or the Consolidated Complaint in the Action or the Related Actions, including without limitation the Merger Agreement, the Proposed Merger, the merger consideration, and any and all disclosures, disclosure materials (including supplements) and proxy solicitation materials related thereto, provided however that the Settled and Released Claims shall not include the right of any of the Releasors or any of the Releasees to enforce the terms of the Settlement. For purposes of clarification, and without limiting the definition of Settled and Released Claims above, the Parties agree that the Settled and Released Claims shall not include claims under the federal securities laws against Hess that do not relate in any way, directly or indirectly, to the allegations, transactions, acts, omissions, occurrences, representations, misrepresentations, and/or any other matter, thing or cause whatsoever, or any series thereof, involved, set forth and/or related to the Complaints and/or the Consolidated Complaint in the Action or the Related Actions, including without limitation the Merger Agreement, the Proposed Merger, the merger consideration, and any and all disclosures, disclosure materials (including supplements) and proxy solicitation materials related thereto.

v. “Settlement” means the settlement contemplated by this Settlement Agreement.
w. “Settlement Agreement” means this Stipulation and Agreement of Settlement and Release and the annexed Exhibits hereto, including any subsequent amendments thereto.
x. “Settlement Class” and “Settlement Class Member” means a mandatory, non opt-out class, and a member of such class, that has been certified by the Court, to the fullest extent permitted by federal law and Rule 23 of the Federal Rules of Civil Procedure, for settlement purposes only, consisting of record holders or beneficial owners of American common stock from July 27, 2010 through and including the earlier of the date of the consummation of the Proposed Merger or the date of the termination of the Merger Agreement, including the legal representatives, trustees, heirs, predecessors and successors in interest, transferees and/or assigns of all such foregoing record holders and/or beneficial owners, immediate and remote, but excluding Defendants and any Person, firm, trust, corporation, or other entity affiliated with any Defendant.
y. “Settlement Hearing” means the hearing at or after which the Court will make a final decision whether to approve this Settlement Agreement as fair, reasonable, and adequate, and in the best interest of the Settlement Class.

z. “Unknown Claims” includes any and all claims that Plaintiffs, the Related Plaintiffs, and any or all members of the Settlement Class, and any and all other persons and entities whose claims are being released, do not know or suspect to exist at the time of the Release, which, if known by him, her or it, might affect his, her or its agreement to release the Settled and Released Claims, or might affect his, her or its decision to object or not to object to the Settlement. In addition, Releasors shall also be deemed to knowingly and voluntarily waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person’s release of unknown claims, comparable or equivalent to California Civil Code § 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Plaintiffs, as Settlement Class representatives, have acknowledged that members of the Settlement Class may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the Release herein, but that it is their intention, on behalf of the Settlement Class, to fully, finally and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

25. Capitalized terms used in this Settlement Agreement, but not defined above, shall have the meanings ascribed to them elsewhere in this Settlement Agreement.
III. TERMS OF THE SETTLEMENT
A. Supplemental Disclosures
26. Plaintiffs have alleged the omission from the Preliminary Proxy Statement and Amended Preliminary Proxy Statement of certain purported material information related to the Proposed Merger. The Defendants have agreed to supplement the disclosures contained in the Preliminary Proxy Statement and Amended Preliminary Proxy Statement by filing with the SEC a Second Amended Preliminary Proxy Statement containing certain additional disclosures recommended by the Plaintiffs (“Plaintiffs’ Supplemental Disclosures”). A copy of Plaintiffs’ Supplemental Disclosures is attached hereto as Exhibit A. Defendants agree to file the Second Amended Preliminary Proxy Statement containing Plaintiffs’ Supplemental Disclosures with the SEC for review and inclusion in the final Proxy Statement. The Parties understand and agree that no additional supplemental disclosures are required as a condition of this Settlement. The Parties also understand and agree that any comments, disclosures, and/or changes to the Second Amended Preliminary Proxy Statement based on the review by the SEC shall not terminate, or affect the terms of, the Settlement Agreement.

27. Plaintiffs, advised by Plaintiffs’ Counsel, agree that the terms and conditions of the Settlement Agreement and Plaintiffs’ Supplemental Disclosures are a fair, reasonable and adequate settlement for Plaintiffs and the Settlement Class. Defendants do not dispute that Plaintiffs’ Supplemental Disclosures, in the aggregate, benefited the Settlement Class. Defendants expressly reserve, and do not waive, their rights to challenge the materiality of Plaintiffs’ Supplemental Disclosures on an individual basis. In addition, the Parties acknowledge that Plaintiffs contend that the First Amended Proxy Statement was filed, in part, as a result of information adduced during the discovery in this Action and Defendants dispute Plaintiffs’ contention.
B. Release, Waiver, And Order of Dismissal
28. Upon the Effective Date of this Settlement, the Releasors hereby release, compromise, settle, discharge and dismiss with prejudice, pursuant to the terms and conditions set forth herein, each and every Settled and Released Claim against each of the Releasees, and shall be forever enjoined from prosecuting each and every Settled and Released Claim against each of the Releasees.
29. Upon the Effective Date of this Settlement, Defendants and the Releasees release Plaintiffs and Plaintiffs’ counsel, from all claims arising out of the instituting, prosecution, settlement or resolution of the Action, provided however, that the Defendants and Releasees shall retain the right to enforce the terms of the Settlement.
30. Pending consummation of this Settlement and until the Effective Date, Plaintiffs and the Related Plaintiffs shall not seek relief in any forum, or take any action in the Action or the Related Actions, including, without limitation, seeking a preliminary injunction, and all proceedings in the Action, the Related Actions, or otherwise shall be stayed and suspended, except that the Parties shall take all such action and file all such papers as are necessary or appropriate to effect the consummation and approval of the Settlement. Plaintiffs shall voluntarily withdraw their pending Preliminary Injunction Motion filed in this Action promptly after execution of this Settlement Agreement.

31. The obligations incurred pursuant to this Settlement Agreement shall be in full and final disposition of the Action with prejudice and of any and all Settled and Released Claims as against all Releasees.
32. Should the Court grant final approval of the Settlement Agreement, the Action shall be dismissed with prejudice and without costs to any party. The Related Plaintiffs, by and through their undersigned counsel below, shall voluntarily dismiss their individual actions with prejudice and without costs to any party thereof.
33. The Parties will seek and obtain from the Court a Final Judgment and Order as further described below in Section IX. The Final Judgment and Order shall, among other things, (i) approve the Settlement as fair, reasonable and adequate pursuant to Federal Rule of Civil Procedure 23; (ii) dismiss the Action as to the Defendants with prejudice and on the merits; (iii) incorporate the terms of the Release; (iv) incorporate the agreed upon Attorneys’ Fees and Expenses set forth in Section VII, and (v) certify the class for settlement purposes, finding Plaintiffs to be adequate representatives of the class and their undersigned Plaintiffs’ Counsel to be adequate class counsel.
34. A copy of the proposed Final Judgment and Order is attached hereto as Exhibit D.

C. Class Certification For Settlement Only
35. Plaintiffs have asserted that this Action should be maintained as a class action as defined in the Federal Rules of Civil Procedure. For settlement purposes only, and for no purpose other than as set forth in and to effectuate this Settlement Agreement, Defendants will not object to certification of the Action as a non opt-out class pursuant to Federal Rule of Civil Procedure 23 (b)(1) and/or (b)(2) with (i) Plaintiffs Morton Finkel, Jeffrey P. Feinman, and Jeffrey Veigel as Settlement Class representatives, (ii) Plaintiffs’ Counsel as Settlement Class counsel, and (iii) the Settlement Class as defined above.
36. By stipulating to certification of a non opt-out class for settlement purposes, Defendants have not taken any position as to whether this Action could be certified as a class action as defined in the Federal Rules of Civil Procedure if this question were fully litigated before the Court. If this Settlement Agreement is not approved, Defendants reserve, and have not waived, any rights, arguments, and/or defenses with respect to contesting class certification, Plaintiffs will not argue that Defendants are equitably or judicially estopped from contesting the certification of the class in this Action, and Plaintiffs reserve the right to move for certification of a class under any provision of Rule 23 of the Federal Rules of Civil Procedure.
IV. SUBMISSION TO JURISDICTION OF COURT
37. Plaintiffs, Defendants, and each and every member of the Settlement Class submits to the jurisdiction of the Court and shall be bound by the terms of this Settlement Agreement, including without limitation, the Release and the terms of the Final Judgment and Order, as well as any other order of the Court, including, without limitation, the Final Judgment and Order barring further litigation against any of the Defendants in connection with any claim arising from the Proposed Merger. Any and all disputes related to the Action or this Settlement Agreement shall be submitted to the Court for final resolution.

V. NOTICE TO MEMBERS OF THE CLASS AND RIGHT OF COMMUNICATION
A. Notice
38. Subject to the requirements of the Preliminary Approval Order, and no later than thirty (30) calendar days before the Settlement Hearing, Defendants shall cause the Notice to be delivered to each Settlement Class Member by first-class mail, postage prepaid to the address of each member of the Settlement Class at the addresses provided by the Defendants, or such other addresses as Plaintiffs’ Counsel has available. In addition, American will make the Notice available on the www.americanog.com website beginning thirty (30) calendar days before the Settlement Hearing and continuing through the date of the Settlement Hearing. Defendants shall bear all costs associated with the Notice. If practicable, and at Defendants’ option, the Notice can be delivered to class members together with the final Proxy Statement issued in connection with the approval of the Proposed Merger.

39. The Notice shall: (i) contain a short and plain statement of the background of the Action and the proposed Settlement; (ii) generally describe the nature of the relief provided; (iii) state that any relief is contingent on the Court’s final approval of the proposed Settlement; (iv) inform Settlement Class Members of the date of the Settlement Hearing and of their right to object to the Settlement Agreement; (v) set forth the range of the Attorneys’ Fees and Expenses Award agreed to by the Parties; (vi) set forth the Release in Section III, together with all associated Definitions; (vii) conform to the requirements of the Federal Rules of Civil Procedure, the United States Constitution (including the Due Process Clause), the Rules of the Court, and any other applicable law; and (viii) otherwise be in a manner and form agreed upon by the Parties to this Settlement Agreement and approved by the Court. A copy of the proposed Notice is attached hereto as Exhibit C.
B. Right of Communication with Stockholders
40. American expressly reserves the right to communicate with and respond to inquiries by its stockholders, including Settlement Class Members, with respect to matters other than this Settlement Agreement, expressly including any matters relating to or described in the Merger Agreement, the Preliminary Proxy Statement, the Amended Preliminary Proxy Statement, and the Second Amended Preliminary Proxy Statement and may do so through any appropriate agency.
41. American may undertake such efforts to communicate with Settlement Class Members regarding the Notice and terms of this Settlement Agreement as American deems necessary or appropriate, including telephone communications. Any written communication to American by any Settlement Class Member regarding the Settlement Agreement, or any written communication to a Settlement Class Member by American regarding the Settlement Agreement, shall be provided to Plaintiffs’ Counsel as soon as practical after the communication is received or generated, as the case may be.

C. Media Communications
42. Plaintiffs’ Counsel and Defendants’ Counsel agree to cooperate in good faith to ensure that (i) any comments about or descriptions of the Settlement in the media or any other public forum are balanced, fair and accurate and (ii) any press releases announcing the proposed Settlement are provided in advance to Plaintiffs’ Counsel and Defendants’ Counsel before dissemination or publication; provided however, that Defendants shall be able to make, without notification to or prior review or approval by Plaintiffs’ Counsel, any and all disclosures regarding the Settlement Agreement that Defendants believe may be required or appropriate under applicable law or by the rules of any securities exchange on which American’s securities trade, or as required in connection with a judicial or regulatory proceeding.
VI. OBJECTIONS TO THE SETTLEMENT
43. Any Settlement Class Member who wishes to object to the fairness, reasonableness or adequacy of this Settlement Agreement, or to any aspect of the Settlement, must deliver to Plaintiffs’ Counsel and Defendants’ Counsel, and file with the Court, no later than fourteen (14) calendar days before the Settlement Hearing or as the Court may otherwise direct, a statement of his, her or its objection, as well as the specific reason(s), if any, for each objection, including any legal support the Settlement Class Member wishes to bring to the Court’s attention and any evidence the Settlement Class Member wishes to introduce in support of the objection. Settlement Class Members may so object either on their own or through an attorney hired at their own expense.

44. If a Settlement Class Member hires an attorney to represent him, her or it, the attorney must (i) file a notice of appearance with the Clerk of the Court no later than fourteen (14) calendar days before the Settlement Hearing, or as the Court otherwise may direct, and (ii) deliver to Plaintiffs’ Counsel and Defendants’ Counsel no later than fourteen (14) calendar days before the Settlement Hearing a copy of the same.
45. Any Settlement Class Member who files and serves a written objection, as described in this Section, may appear at the Settlement Hearing, either in person or through counsel hired at the Settlement Class Member’s expense, to object to the fairness, reasonableness or adequacy of this Settlement Agreement. Settlement Class Members or their attorneys who intend to make an appearance at the Settlement Hearing must deliver to Plaintiffs’ Counsel and Defendants’ Counsel no later than fourteen (14) calendar days before the Settlement Hearing, or as the Court may otherwise direct, a notice of intention to appear.
46. Any Settlement Class Member who fails to comply with the provisions of this Section shall waive and forfeit any and all rights he, she or it may have to appear separately and/or object to this Settlement Agreement.

VII. ATTORNEYS’ FEES AND EXPENSES
47. Plaintiffs’ Counsel shall follow the applicable rules and procedures for obtaining Court approval of any Attorneys’ Fees and Expenses Award, and shall file its fee application upon a contested briefing schedule to be determined by the Court. Plaintiffs and Plaintiffs’ Counsel shall not make an application for an Attorneys’ Fees and Expenses Award in excess of $850,000. Defendants agree that they will not object to an Attorneys’ Fees and Expenses Award up to $200,000, and Defendants reserve all rights, positions, arguments, and defenses as to an Attorneys’ Fees and Expenses Award greater than $200,000.
48. Defendants will pay an Attorneys’ Fees and Expenses Award not in excess of $850,000 by making such payment by check payable to “Bragar, Wexler, Eagel & Squire PC and Robbins Geller Rudman & Dowd LLP”, as receiving agents for Plaintiffs’ Counsel, within fifteen (15) days after the later of the date (i) the Court enters a judgment and order on Plaintiffs’ Counsel’s fee application which provides the Attorneys’ Fees and Expenses Award, or (ii) the Court enters the Final Judgment and Order approving the Settlement.
49. Plaintiffs’ Counsel shall be solely responsible for allocating the Attorneys’ Fees and Expenses Award among Plaintiffs’ Counsel and counsel for any Settlement Class Member. Defendants shall bear no responsibility or liability whatsoever for the allocation of the Attorneys’ Fees and Expenses Award. By making the payment called for in this Section, Defendants fully and finally extinguish its liability for any and all attorneys’ fees, expenses and/or other costs in connection with this Action, the Settlement Class, and any counsel for the Settlement Class members. Defendants shall not have any responsibility for, or incur any liability whatsoever with respect to (a) any dispute or issue any person or entity may have with respect to the Attorneys’ Fees and Expenses Award or (b) any claim by any person or entity to any portion of the Attorneys’ Fees and Expenses Award.

50. If (i) the Final Judgment and Order approving the Settlement is reversed, vacated, modified and/or remanded for further proceedings or otherwise disposed of in any manner other than one resulting in an affirmance of such Final Judgment and Order and the Defendants or Plaintiffs properly and timely terminate the Settlement in accordance with Section X of the Settlement Agreement or (ii) the Effective Date does not occur for any reason, then Plaintiffs’ Counsel shall within 10 business days return to Defendants the amount of Attorneys’ Fees and Expenses Award paid by Defendants with interest at the Interest Rate.
51. Plaintiffs’ Counsel agrees that the terms of its obligation to return any of the Attorneys’ Fees and Expenses Award in the event of such reversal, vacation, modification or remand described in paragraph 50 above shall be evidenced by a written agreement acceptable to the Parties. In addition, Plaintiffs’ Counsel, as a condition of receiving Attorneys’ Fees and Expenses Award, on behalf of itself and each partner and/or shareholder of it, agrees that their respective law firms and their partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing this Section of the Settlement Agreement. Without limitation, the law firms and their partners and/or shareholders agree that the Court may, upon application of Defendants, on notice to the law firms, summarily issue orders, including, but not limited to, judgments and attachment orders, against them or any of them should the law firms fail timely to repay any amounts pursuant to this Section.

VIII. ORDER PRELIMINARILY APPROVING CLASS ACTION SETTLEMENT AND NOTICE, AND SETTING SETTLEMENT HEARING
52. Plaintiffs undertake to make every reasonable effort, in coordination with Defendants, to obtain the Preliminary Approval Order as expeditiously as possible and acknowledge that Plaintiffs’ undertaking in this respect is a material term of this Settlement Agreement. If Plaintiffs breach this undertaking, Defendants may terminate this Settlement Agreement pursuant to Section X below.
53. Promptly after execution of this Settlement Agreement, but in no event later than three (3) business days after the Settlement Agreement is signed, Plaintiffs and Defendants shall submit the Settlement Agreement together with its Exhibits to the Court and shall jointly move the Court, by order to show cause or other expedited basis, for the entry of the Preliminary Approval Order, substantially in the form attached hereto as Exhibit B, or as modified pursuant to agreement of the Parties or order of the Court:
(a) providing for the certification of the Settlement Class for settlement purposes only;
(b) finding that the Settlement Agreement is sufficient to warrant publishing Notice to Settlement Class Members;
(c) scheduling the Settlement Hearing, to be held on such date as the Court may direct, to consider the fairness, reasonableness and adequacy of all aspects of the Settlement and whether its provisions should be approved by the Court;
(d) approving the proposed Notice and notice methodology described in this Settlement Agreement;

(e) directing Defendants to cause the Notice to be mailed to each Settlement Class Member in the same manner no later than thirty (30) days before the Settlement Hearing;
(f) determining that the Notice to be provided to the Settlement Class Members in this Action and the manner in which the Notice is to be mailed pursuant to this Settlement Agreement, constitute the best practicable notice and satisfy the requirements of the Federal Rules of Civil Procedure (including Rule 23), the United States Constitution (including the Due Process Clause) and any other applicable law, and constitute due and sufficient notice of the Settlement Agreement and Settlement Hearing to all persons or entities entitled to receive such notice;
(g) requiring Defendants to file proof of the mailing of the Notice at or before the Settlement Hearing;
(h) authorizing Defendants to communicate with Settlement Class Members about the Action and the terms of the proposed Settlement, subject to the terms of Section V of this Settlement Agreement, and to engage in any other communications within the normal course of American’s business, including but not limited to communications in connection with the transaction described in the Merger Agreement, the Preliminary Proxy Statement, the Amended Preliminary Proxy Statement, and the Second Amended Preliminary Proxy Statement;

(i) preliminarily enjoining Plaintiffs, Related Plaintiffs, and all Settlement Class Members, or any of their respective representatives, trustees, successors, heirs and assigns, from filing, commencing, prosecuting, intervening in, participating in (as members of a class action or otherwise), or receiving any benefits or other relief from, any other lawsuit, arbitration, or administrative, regulatory or other proceeding or order against the Releasees in any jurisdiction based on or relating to the claims and causes of action that are released by this Settlement Agreement pending the final ruling of the Court on the Settlement;
(j) preliminarily enjoining all persons from filing, commencing or prosecuting any other lawsuit as a class action (including by seeking to amend a pending complaint to include class allegations or by seeking class certification in a pending action in any jurisdiction) on behalf of Settlement Class Members, if such other lawsuit is based on or relates in any way to the claims and causes of action, or the facts and circumstances relating thereto, in this Action, the Related Actions, and/or the claims or causes of action subject to the Release;
(k) requiring each Settlement Class Member who wishes to object to the fairness, reasonableness or adequacy of this Settlement Agreement to deliver to Plaintiffs’ Counsel and Defendants’ Counsel and to file with the Court, no later than fourteen (14) calendar days before the Settlement Hearing, or at such other time as the Court may direct, a statement of his or her objection, as well as the specific reasons, if any, for each objection, including any legal support the Settlement Class Member wishes to bring to the Court’s attention and any evidence the Settlement Class Member wishes to introduce in support of his or her objection, or be forever barred from separately objecting;

(l) requiring any attorney hired by a Settlement Class Member at the Settlement Class Member’s expense for the purpose of objecting to this Settlement Agreement or the Attorneys’ Fees and Expenses Award, to file with the Clerk of the Court and deliver to Plaintiffs’ Counsel and Defendants’ Counsel no later than fourteen (14) calendar days before the Settlement Hearing, or as the Court may otherwise direct, a notice of appearance;
(m) requiring any Settlement Class Member who files and serves a written objection and who intends to make an appearance at the Settlement Hearing, either in person or through personal counsel hired at the Settlement Class Member’s expense, to file with the Court and deliver to Plaintiffs’ Counsel and Defendants’ Counsel no later than fourteen (14) calendar days before the Settlement Hearing, or as the Court may otherwise direct, a notice of intention to appear;
(n) directing Plaintiffs’ Counsel and Defendants’ Counsel promptly to furnish each other with copies of any and all objections that might come into their possession; and
(o) containing any additional provisions that might be necessary to implement and administer the terms of this Settlement Agreement.

IX. FINAL APPROVAL, FINAL JUDGMENT AND ORDER APPROVING CLASS ACTION SETTLEMENT
54. At or after the Settlement Hearing, and upon the Court’s approval of this Settlement Agreement, the Parties shall seek and obtain from the Court a Final Judgment and Order. The Final Judgment and Order shall, among other things, and taking into consideration all of the facts and circumstances outlined in this Settlement Agreement:
(a) find that Plaintiffs held or beneficially owned common stock of American and otherwise have standing to prosecute this Action on behalf of the Settlement Class;
(b) find that the Court has jurisdiction over the Settlement Class Members and jurisdiction to approve the Settlement Agreement;
(c) finally certify the Settlement Class for settlement purposes;
(d) approve the Settlement Agreement as fair, reasonable and adequate, consistent and in compliance with all applicable requirements of the United States Constitution (including the Due Process Clause), the Federal Rules of Civil Procedure, the Rules of the Court, and any other applicable law, and in the best interests of the Settlement Class;
(e) direct the Parties and their counsel to implement and consummate this Settlement Agreement according to its terms and provisions;

(f) declare this Settlement Agreement to be binding on — and, as to all claims and issues that have or could have been raised in this Action, to have res judicata and other preclusive effect in all pending and future lawsuits or other proceedings maintained by or on behalf of — the Parties and Settlement Class Members, as well as their past, present and future parents, subsidiaries, predecessors, successors and assigns and affiliates and each of their respective past, present and future officers, directors, employees, agents, representatives, attorneys, heirs, administrators, executors, insurers, predecessors, successors, and assigns, or any of them, including any person or entity controlled by or controlling or under the control of any of them;
(g) find that the Notice provided to the Settlement Class in this Action and notice methodology implemented pursuant to this Settlement Agreement, constituted the best practicable notice and satisfied the requirements of the Federal Rules of Civil Procedure (including Rule 23), the United States Constitution (including the Due Process Clause) and any other applicable law, and constituted due and sufficient notice of the Settlement Agreement and Settlement Hearing to all persons or entities entitled to receive such notice;
(h) find that Plaintiffs and counsel for Plaintiffs brought the Action in good faith and have adequately represented the interests of the Settlement Class for purposes of entering into and implementing the Settlement Agreement;
(i) dismiss the Action as to the Defendants on the merits and with prejudice;
(j) incorporate the Release set forth above in Section III, make the Release effective as of the date of the Effective Date, and forever discharge the Releasees from any Settled and Released Claims;

(k) permanently bar and enjoin all Settlement Class Members from (i) filing, commencing, prosecuting, intervening in, participating in (as members of a class action or otherwise), or receiving any benefits or other relief from, any other lawsuit, arbitration, or administrative, regulatory or other proceeding or order in any jurisdiction based on or relating in any way to the Settled and Released Claims, and (ii) organizing Settlement Class Members into a separate class for purposes of pursuing as a purported class action (including by seeking to amend a pending complaint to include class allegations, or by seeking class certification in a pending action) in any lawsuit based on or relating to the Settled and Released Claims;
(l) authorize the Parties, without further approval from the Court, to agree to and adopt such amendments, modifications and expansions of this Settlement Agreement as (i) are consistent with the Final Judgment and Order and (ii) do not limit the rights of the Settlement Class under this Settlement Agreement;
(m) without affecting the finality of the Final Judgment and Order for purposes of appeal, retain jurisdiction as to all matters relating to the administration, consummation, enforcement and interpretation of this Settlement Agreement, the Final Judgment and Order, and for any other necessary purpose; provided however, that nothing in this subsection shall restrict the ability of the Parties to exercise their rights under paragraph 56 below;
(n) and incorporate any other provisions that the Court deems necessary and just.
55. A copy of the proposed Final Judgment and Order is attached hereto as Exhibit D.

X. MODIFICATION OR TERMINATION OF THE SETTLEMENT AGREEMENT
56. The terms and provisions of this Settlement Agreement may be amended, modified or expanded by written agreement of the Parties and approval of the Court; provided however, that, after entry of the Final Judgment and Order, the Parties may by written agreement effect such amendments, modifications or expansions of this Settlement Agreement and its implementing documents (including all exhibits thereto) without notice to or approval by the Court if such changes are consistent with the Court’s Final Judgment and Order and do not limit the rights of the Settlement Class under the Settlement Agreement.
57. This Settlement Agreement may not be modified or amended, nor may any of its provisions be waived, except by a writing executed by all the signatories hereto.
58. Any Plaintiff or Defendant shall have the right to terminate this Settlement Agreement by providing written notice of its election to do so (“Termination Notice”) to Defendants’ Counsel and Plaintiffs’ Counsel within thirty (30) days of: (a) the Court’s declining to enter a Preliminary Approval Order, in a form consistent with the substance of the proposed order set forth at Exhibit B hereto; (b) the Court’s declining to enter the Final Judgment and Order; (c) the date upon which the Final Judgment and Order is modified or reversed on appeal, reargument, certiorari or other review; or (d) the breach by the non terminating party in any material respect of any provision of this Settlement Agreement. In addition, Hess may terminate the Settlement Agreement if the amount of attorneys’ fees and expenses, in the aggregate, awarded in any forum(s) to counsel for Settlement Class Members is greater than $850,000.

59. In the event the Settlement Agreement is terminated or fails to become effective:
(i) this Settlement Agreement shall be null and void and shall have no force or effect, and no party to this Settlement Agreement shall be bound by any of its terms, except for the terms of this subsection;
(ii) this Settlement Agreement, all of its provisions, and all negotiations, statements and proceedings relating to it shall be without prejudice to the rights of Plaintiffs, the Related Plaintiffs, and Defendants, all of whom shall be restored to their respective positions existing immediately before the execution of this Settlement Agreement;
(iii) Defendants, and their current and former parents, subsidiaries, predecessors, successors, heirs, agents, assigns, officers, directors, employees, partners, principals, attorneys and representatives expressly and affirmatively reserve, and do not waive, all defenses, rights, positions, arguments and motions as to all claims that have been or might later be asserted in the Action and the Related Actions;

(iv) Plaintiffs, the Related Plaintiffs, and their current and former parents, subsidiaries, predecessors, successors, heirs, agents, assigns, officers, directors, employees, partners, principals, attorneys and representatives expressly and affirmatively reserve all motions as to, and arguments in support of, all claims that have been or might later be asserted in the Action and the Related Actions;
(v) any Attorneys’ Fees and Expenses Award paid by Defendants will be returned to Defendants pursuant to in Section VII above;
60. In the event that the Settlement Agreement is not consummated, no party shall be entitled to recover costs or expenses incurred in connection with the proposed Settlement.
61. In the event that this Settlement Agreement is terminated as set forth in paragraph 58 above, the Parties shall, within two weeks of a notice of termination, jointly request a status conference with the Court to be held at the Court’s first available date. At such status conference, the Parties shall ask the Court’s assistance in scheduling continued proceedings in the Action. Pending such status conference or the expiration of sixty (60) days from the Parties’ joint request for a status conference, whichever occurs first, none of the Parties shall file or serve any motions on any of the other Parties in connection with the Action, nor shall any response be due by any Party to any outstanding pleading or motion by any other Party.

XI. NO ADMISSION OF WRONGDOING
62. Defendants deny and continue to deny that they have committed, attempted to commit, and/or aided or abetted others in committing, any violations of law or breached any duty owed to American’s shareholders or the Settlement Class or otherwise.
XII. CONDITIONS OF SETTLEMENT
63. This Settlement Agreement and the Settlement provided for herein is subject to and contingent upon the occurrence of each of the following events: (a) final certification by the Court, for settlement purposes only, of a Settlement Class, as defined herein, and (b) Final Court Approval of the Settlement Agreement and dismissal of the Action in its entirety with prejudice and without awarding costs to any party (except those costs provided in Section VII above).
64. In the event that: (a) the Court disapproves this Settlement Agreement, including any amendments thereto agreed upon by all of the Parties; or (b) the Court approves this Settlement Agreement or any amendment thereto approved by all of the Parties, but such approval is reversed on appeal and such reversal becomes final and not subject to further appeal or review (by exhaustion of any possible appeal or review, lapse of time or otherwise), then in any such event, any Final Judgment and Order that has been entered shall be vacated, and this Settlement Agreement and the Settlement contemplated herein (including any amendments hereof), and any actions taken or to be taken with respect to the Settlement contemplated hereby, shall terminate, be null and void and without further force and effect and without prejudice to any of the Parties.

XIII. MISCELLANEOUS PROVISIONS
65. The Parties may agree, subject to approval of the Court where necessary, to reasonable extensions of time to carry out any of the provisions of this Settlement Agreement.
66. Each of the attorneys executing this Settlement Agreement on behalf of his or her respective client(s) hereby represents and warrants that he or she has been duly authorized and empowered to execute this Settlement Agreement on behalf of each such party, and that he or she has the authority to take appropriate action required or permitted to be taken pursuant to the Settlement Agreement to effect its terms.
67. The captions to this Settlement Agreement appear for the purposes of convenience only and have no legal effect.
68. By execution of this Settlement Agreement, Defendants do not, and do not intend to, release any claim against any insurer for any cost or expense hereunder, including attorneys’ fees and costs.
69. None of the Plaintiffs and none of the Related Plaintiffs will object to the Settlement Agreement, file an appeal therefrom or otherwise seek review of any order approving the Settlement Agreement. In addition, the Parties agree that they will participate in good faith in responding to the objections to this Settlement, and in the event any person should file a notice of appeal from the Court’s Final Judgment and Order, to seek a resolution as expeditiously as possible, including, if appropriate, jointly moving to dismiss the appeal or jointly moving to expedite the appeal.

70. When this Settlement Agreement requires or contemplates that one party shall or may give notice to another, notice shall be provided by e-mail and next-day (excluding Sunday) express delivery service as follows:
(i)	If to Defendants’ Counsel, then to:
Glenn M. Kurtz
Robert E. Tiedemann
Claudine Columbres
WHITE & CASE LLP
1155 Avenue of the Americas
New York, NY 10036-2787
Tel: (212) 819-8200
Fax: (212) 354-8113
gkurtz@whitecase.com
rtiedemann@whitecase.com
ccolumbres@whitecase.com
Philip M. Smith
PATTON BOGGS LLP
1185 Avenue of the Americas
New York, NY 10036
Tel: (646) 557-5145
Fax: (646) 557-5101
pmsmith@pattonboggs.com
(ii)	If to Plaintiffs’ Counsel, then to:
Lawrence P. Eagel
Jeffrey H. Squire
BRAGAR WEXLER EAGEL & SQUIRE, PC
885 Third Avenue, Suite 3040
New York, NY 10022
Tel: (212) 308-5858
Fax: (212) 486-0462
eagel@bragarwexler.com
squire@bragarwexler.com
Robert Harwood
James G. Flynn
HARWOOD FEFFER LLP

488 Madison Avenue, 8th Floor
New York, NY 10022
Tel: (212) 935-7400
Fax: (212) 753-3630
rharwood@hfesq.com
jflynn@hfesq.com
Marc I. Gross
H. Adam Prussin
POMERANTZ HAUDEK GROSSMAN & GROSS LLP
100 Park Avenue
New York, NY 10017
Tel: (212) 661-1100
Fax: (212) 661-8665
migross@pomlaw.com
haprussin@pomlaw.com
Darren J. Robbins
Randall J. Baron
David T. Wissbroecker
ROBBINS GELLER RUDMAN & DOWD LLP
655 West Broadway, Suite 1900
San Diego, CA 92101-3301
Tel: (619) 231-1058
Fax: (619) 231-7423
darrenr@rgrdlaw.com
randyb@rgrdlaw.com
dwissbroecker@rgrdlaw.com
Robert J. Dyer III
Jeffrey A. Berens
Darby K. Kennedy
DYER & BERENS LLP
303 East 17th Avenue, Suite 300
Denver, CO 80203
Tel: (303) 861-1764
Fax: (303) 395-0393
bob@dyerberens.com
jeff@dyerberens.com
darby@dyerberens.com

71. All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided. In computing any period of time prescribed or allowed by this Settlement Agreement or by order of Court, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday or a legal holiday, in which case the period shall run until the end of the next day that is not one of the aforementioned days. As used in this subsection, “legal holiday” includes New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other day appointed as a federal holiday.
72. This Settlement Agreement, together with the Exhibits hereto, constitutes the Parties’ entire agreement concerning the Settlement and supersedes any prior oral or written communications by the Parties with respect thereto, and no representations, warranties, or inducements have been made by any party hereto concerning this Settlement Agreement and its Exhibits other than those contained and memorialized in such documents.
73. If any action is filed in state or federal court asserting claims that are related to the subject matter of the Action prior to final Court approval of the Settlement, all Parties shall use their best efforts to effect a withdrawal or dismissal of the claims, and Plaintiffs and its counsel shall cooperate with Defendants in obtaining dismissal or withdrawal of any such related action, including, where appropriate, joining in any motion to dismiss such related action.

74. This Settlement Agreement and all Exhibits hereto shall be governed by and interpreted and enforced in accordance with Colorado law, without giving effect to principles of conflicts of law thereof.
75. The terms of this Settlement shall inure to and be binding upon the Parties and their respective agents, executors heirs, assigns and successors in interest.
76. Any failure by any party to insist upon the strict performance by any other party of any of the provisions of this Settlement Agreement shall not be deemed a waiver of any of the provisions, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Settlement Agreement to be performed by such other party.
77. All Parties agree that this Settlement Agreement was drafted at arm’s length, and that no parol or other evidence may be offered to explain, construe, contradict or clarify its terms, the intent of the Parties or their counsel, or the circumstances under which the Settlement Agreement was made or executed; and there shall be no presumption for or against any Party that drafted all or any portion of this Settlement Agreement.
78. The Parties to the Settlement Agreement and their counsel agree: (i) that it is their intent to consummate this Settlement Agreement, (ii) to act expeditiously to implement the terms of this Settlement Agreement in good faith, and to use good faith in resolving any disputes that may arise in the implementation of its terms, (iii) to cooperate fully with one another and to act expeditiously in seeking Court approval of this Settlement Agreement, and (iv) to use their best efforts to effect the prompt consummation of this Settlement Agreement.

79. This Settlement Agreement may be executed in any number of counterparts, on separate counterparts, each of which shall constitute an original, but all counterparts shall constitute one and the same document.
80. All Releasees who are not parties to this Settlement Agreement are intended third-party beneficiaries entitled to enforce the terms of the Release set forth herein.
81. Administration and consummation of the terms of this Settlement Agreement shall take place under the supervision and authority of the Court, and all Parties expressly consent to the jurisdiction of the Court for such purposes.

IT IS SO STIPULATED AND AGREED THIS __ DAY OF NOVEMBER 2010
PATTON BOGGS LLP

/s/ Philip M. Smith

By:	Philip M. Smith
1185 Avenue of the Americas
New York, NY 10036
Tel: (646) 557-5145
Fax: (646) 557-5101
pmsmith@pattonboggs.com
Counsel Defendants American Oil & Gas, Inc., Patrick D. O’Brien, Andrew P. Calerich, Jon R. Whitney, Nick DeMare, C. Scott Hobbs, and Joseph B. Feiten
WHITE & CASE LLP

/s/ Glenn M. Kurtz

By:	Glenn M. Kurtz
Glenn M. Kurtz
Robert E. Tiedemann
Claudine Columbres
1155 Avenue of the Americas
New York, NY 10036-2787
Tel: (212) 819-8200
Fax: (212) 354-8113
gkurtz@whitecase.com
rtiedemann@whitecase.com
ccolumbres@whitecase.com
Counsel for Defendants Hess Corporation and Hess Investment Corp.

BRAGAR WEXLER EAGEL & SQUIRE, PC

/s/ Lawrence P. Eagel

By:	Lawrence P. Eagel
Lawrence P. Eagel
Jeffrey H. Squire
885 Third Avenue, Suite 3040
New York, NY 10022
Tel: (212) 308-5858
Fax: (212) 486-0462
eagel@bragarwexler.com
squire@bragarwexler.com
Counsel for Plaintiff Jeffrey P. Feinman
HARWOOD FEFFER LLP

/s/ James G. Flynn

By:	James G. Flynn
Robert Harwood
James G. Flynn
488 Madison Avenue, 8th Floor
New York, NY 10022
Tel: (212) 935-7400
Fax: (212) 753-3630
rharwood@hfesq.com
jflynn@hfesq.com
Counsel for Plaintiff Jeffrey Veigel

POMERANTZ HAUDEK GROSSMAN & GROSS LLP

/s/ H. Adam Prussin

By:	H. Adam Prussin
Marc I. Gross
H. Adam Prussin
Fei-Lu Qian
100 Park Avenue
New York, NY 10017
Tel: (212) 661-1100
Fax: (212) 661-8665
migross@pomlaw.com
haprussin@pomlaw.com
Counsel for Plaintiff Morton Finkel
ROBBINS GELLER RUDMAN & DOWD LLP

/s/ David T. Wissbroecker

By:	David T. Wissbroecker
Darren J. Robbins
Randall J. Baron
David T. Wissbroecker
655 West Broadway, Suite 1900
San Diego, CA 92101-3301
Tel: (619) 231-1058
Fax: (619) 231-7423
darrenr@rgrdlaw.com
randyb@rgrdlaw.com
dwissbroecker@rgrdlaw.com
Counsel for Plaintiffs Richard Buckman, Joseph V. Luvara, and Michael Kunaman

DYER & BERENS LLP

/s/ Darby Kennedy

By:	Darby Kennedy
Robert J. Dyer III
Jeffrey A. Berens
Darby K. Kennedy
303 East 17th Avenue, Suite 300
Denver, CO 80203
Tel: (303) 861-1764
Fax: (303) 395-0393
bob@dyerberens.com
jeff@dyerberens.com
darby@dyerberens.com
Counsel for Plaintiffs Morton Finkel, Jeffrey Veigel, and Jeffrey P. Feinman

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